EXHIBIT 10.14G
SEVENTH AMENDMENT
TO
CREDIT AGREEMENT
(Term Loan)
     This Seventh amendment to Credit Agreement (Term Loan) (“Amendment Agreement”) is made May 19, 2005, to be effective as of the Effective Date, by and among CHS Inc. (formerly known as Cenex Harvest States Cooperatives), a Minnesota cooperative corporation (“Borrower”), CoBank, ACB (“CoBank”) as the Administrative Agent for the benefit of the present and future Syndication Parties (in that capacity “Administrative Agent”), and the Syndication Parties signatory hereto, including CoBank in such capacity (each a “Syndication Party” and collectively, the “Syndication Parties”).
RECITALS
     A. Borrower, CoBank, St. Paul Bank for Cooperatives (“St. Paul Bank”), and the Syndication Parties signatory thereto entered into a Credit Agreement (Term Loan) (as amended, the “Credit Agreement”) dated as of June 1, 1998.
     B. The Credit Agreement was amended by the First Amendment to Credit Agreement (Term Loan) effective as of May 31, 1999 (“First Amendment”), by the Second Amendment to Credit Agreement (Term Loan) effective as of May 23, 2000 (“Second Amendment”), by the Third Amendment to Credit Agreement (Term Loan) dated as of May 23, 2001 (“Third Amendment”), by the Fourth Amendment to Credit Agreement (Term Loan) dated as of May 22, 2002 (“Fourth Amendment”), by the Fifth Amendment to Credit Agreement (Term Loan) dated as of May 21, 2003 (“Fifth Amendment”) , and by the Sixth Amendment to Credit Agreement (Term Loan) dated as of May 20, 2004 (“Sixth Amendment”).
     C. CoBank is the successor by merger to the interests and obligations of St. Paul Bank under the Credit Agreement.
     D. The parties hereto desire to amend the Credit Agreement as hereinafter set forth.
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, including the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:
1. Definitions. Capitalized terms used herein without definition shall have the definition given to them in the Credit Agreement if defined therein.

2. Amendments to Credit Agreement. The parties hereto agree that the Credit Agreement shall be amended as follows as of the Effective Date:
     2.1 The following Sections in Article 1 are amended in their entirety to read as follows:
     1.25 Consolidated Cash Flow: for any period, the sum of (a) earnings before income taxes of Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; plus (b) amounts that have been deducted in the determination of such earnings before income taxes for such period for (i) Consolidated Interest Expense for such period, (ii) Depreciation for such period, (iii) Amortization for such period, and (iv) extraordinary and/or one-time non-cash losses for such period; minus (c) the amounts that have been included in the determination of such earnings before income taxes for such period for (i) extraordinary gains, (ii) extraordinary and/or one-time income, (iii) non-cash patronage income, and (iv) non-cash equity earnings in joint ventures.
     1.28 Consolidated Funded Debt: all indebtedness for borrowed money of Borrower and its Consolidated Subsidiaries, that is classified as long term debt in accordance with GAAP, and shall include Debt of such maturity created or assumed by Borrower or any Consolidated Subsidiary either directly or indirectly, including obligations of such maturity secured by liens upon property of Borrower or its Consolidated Subsidiaries and upon which such entity customarily pays the interest, and all rental payments under capitalized leases of such maturity.
     1.39 Environmental Laws: any federal, state, or local law, statute, ordinance, rule, regulation, administration order, or permit now in effect or hereinafter enacted, pertaining to the public health, safety, industrial hygiene, or the environmental conditions on, under or about any of the real property interests of a Person, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Federal Water Pollution Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Federal Toxic Substances Control Act and the Occupational Safety and Health Act, as any of the same may be amended, modified or supplemented from time to time.
     1.94 Revolving Loan Credit Agreement: means that certain 2005 Amended and Restated Credit Agreement (Revolving Loans) dated as of May 19, 2005 by and between Borrower , CoBank, as administrative agent for all syndication parties thereunder, and as a syndication party thereunder, and the other syndication parties set forth on the signature pages thereto, as it shall be amended from time to time.
     2.2 Subsection 9.15.1 is amended in its entirety to read as follows:
     9.15.1 Working Capital. Borrower shall have at all times Consolidated Current Assets minus Consolidated Current Liabilities of not less than $250,000,000.

     2.3 Sections 10.5 and 10.6, clauses (f), (i), and (j) of Section 10.8 (but no other portion of Section 10.8), and Section 10.12 are amended in their entirety to read as follows:
     10.5 Liabilities of Others. Borrower shall not (nor shall it permit any of its Restricted Subsidiaries to) assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any Person, except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Borrower’s or any Restricted Subsidiary’s business, and (b) guarantees made from time to time, whether in existence on the Closing Date or made subsequent thereto, by Borrower and its Restricted Subsidiaries in the ordinary course of their respective businesses with respect to the liabilities and obligations of Persons including National Cooperative Refinery Association (“NCRA”); provided, however, that the aggregate amount of all indebtedness guaranteed under this clause (b) shall not exceed $150,000,000.00 in the aggregate.
     10.6 Loans. Borrower shall not (nor shall it permit any of its Restricted Subsidiaries to) lend or advance money, credit, or property to any Person, except for (a) loans to Restricted Subsidiaries; (b) trade credit extended in the ordinary course of business and advances against the purchase price for the purchase by Borrower of goods or services in the ordinary course of business; (c) the loan to NCRA advanced on February 28, 2005 and as evidenced by that certain loan agreement and that certain promissory note each dated October 1, 2004; (d) loans made by Borrower to its members on open account maintained by such members with Borrower or made by Borrower to its members pursuant to its Affiliate Financing CoBank Participation Program; (e) loans made by Fin-Ag, Inc. to agricultural producers; and (f) loans, in the amount of open account credit balances owing by Borrower to its customers for goods purchased from such customers by Borrower, made to Cofina Financial, LLC (a joint venture between Borrower and Cenex Finance Association); provided that at all times the aggregate outstanding principal amount of all such loans retained by Borrower and Fin-Ag, Inc. under clauses (d) and (e) of this Section shall not exceed $110,000,000.00.
     10.8 Investments. Except for the purchase of Bank Equity Interests, Borrower shall not (nor shall it permit any of its Restricted Subsidiaries to) own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, or otherwise make an Investment in, any Person, except that Borrower and the Restricted Subsidiaries may own, purchase or acquire:
     (f) Investments in Persons, which are not Restricted Subsidiaries, identified, including the book value of each such Investment, on Exhibit 10.8(f) hereto; provided that the amount of such Investment shall not increase above the amount shown in Exhibit 10.8(f),except for Investments made pursuant to clauses (h) through (k) of this Section subsequent to the Closing Date;
     (i) Investments in NCRA in addition to (1) non-cash patronage dividends, and (2) those Investments in NCRA by Borrower prior to the Closing Date, as shown, by amount and date, on Exhibit 10.8(i) hereto, provided that the maximum amount of Investments in NCRA subsequent to the Closing Date pursuant to this clause (i) shall not exceed $170,000,000.00;

     (j) Investments in Ventura Foods, LLC in addition to those Investments in Ventura Foods, LLC by Borrower prior to the Closing Date, as shown, by amount and date, on Exhibit 10.8(j) hereto, provided that the maximum amount of Investments in Ventura Foods, LLC subsequent to the Closing Date pursuant to this clause (j) shall not exceed $80,000,000.00; and
     10.12 ERISA. Borrower shall not: (a) engage in or permit any transaction which could result in a “prohibited transaction” (as such term is defined in Section 406 of ERISA) or in the imposition of an excise tax pursuant to Section 4975 of the Code with respect to any Borrower Benefit Plan; (b) engage in or permit any transaction or other event which could result in a “reportable event”( as such term is defined in Section 4043 of ERISA) for any Borrower Pension Plan; (c) fail to make full payment when due of all amounts which, under the provisions of any Borrower Benefit Plan, Borrower is required to pay as contributions thereto; (d) permit to exist any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) as of the end of any Fiscal Year, in excess of five percent (5.0%) of net worth (determined in accordance with GAAP) of Borrower and its Consolidated Subsidiaries, whether or not waived, with respect to any Borrower Pension Plan; (e) fail to make any payments to any Multiemployer Plan that Borrower may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto; or (f) terminate any Borrower Pension Plan in a manner which could result in the imposition of a lien on any property of Borrower pursuant to Section 4068 of ERISA. Borrower shall not terminate any Borrower Pension Plan so as to result in any liability to the PBGC.
     2.4 The following Section in Article 13 is amended in its entirety to read as follows:
     13.26 Purchase for Own Account; Restrictions on Transfer; Participations. Each Syndication Party represents that it has acquired and is retaining its interest in the Loans for its own account in the ordinary course of its banking or financing business and not with a view toward the sale, distribution, further participation, or transfer thereof. Each Syndication Party other than CoBank agrees that it will not sell, assign, convey or otherwise dispose of (“Transfer”) to any Person, or create or permit to exist any lien or security interest on all or any part of its interest in the Loans, without the prior written consent of the Administrative Agent and Borrower (which consent will not be unreasonably withheld, provided that Borrower shall have no approval rights upon the occurrence and during the continuance of an Event of Default); provided that: (a) any such Transfer (except a Transfer to another Syndication Party or a Transfer by CoBank) must be in a minimum amount of $10,000,000.00, unless it Transfers its entire Syndication Interest; (b) each Syndication Party must maintain an Individual Commitment of no less than $5,000,000.00; (c) the transferee must execute an agreement substantially in the form of Exhibit 13.26 hereto (“Syndication Acquisition Agreement”) and assume all of the transferor’s obligations hereunder and execute such documents as the Administrative Agent may reasonably require; and (d) the Syndication Party making such Transfer must pay, or cause the transferee to pay, the Administrative Agent an assignment fee of $3,500.00. Any Syndication Party may participate any part of its interest in the Loans to any Person with the prior written consent of the Administrative Agent and Borrower (which consent will not be unreasonably withheld, provided that Borrower shall have no approval rights upon the occurrence and during the continuance of an Event of Default), provided that no such consent shall be required where the participant is a Person at least fifty percent (50%) the equity interest in which is owned by such Syndication Party or which owns at least fifty percent (50%) of the equity interest in such Syndication Party or at least fifty percent (50%) of the equity interest of which is owned by the same Person which owns at least fifty percent (50%) of the equity interest of such Syndication Party, and each Syndication Party understands and agrees that in the event of any such participation: (x) its obligations hereunder will not change on account of such participation; (y) the participant will have no rights under this Credit Agreement, including, without limitation, voting rights (except as provided in Section 13.31 hereof with respect to Voting Participants) or the right to receive payments or distributions; and (z) the Administrative Agent shall continue to deal directly with the Syndication Party with respect to the Loans (including with respect to voting rights, except as provided in Section 13.31 hereof with respect to Voting Participants) as though no participation had been granted and will not be obligated to deal directly with any participant (except as provided in Section 13.31 hereof with respect to Voting Participants). Notwithstanding any provision contained herein to the contrary, any Syndication Party may at any time pledge or assign all or any portion of its interest in the Loans to any Federal Reserve Bank or the Federal Farm Credit Bank in accordance with applicable law. CoBank reserves the right to sell participations on a non-patronage basis.
     2.5 The following Subsection in Article 14 is amended in its entirety to read as follows:

14.4.1	Borrower:
CHS Inc.
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
FAX: (651) 355-4554
Attention: Executive Vice President and Chief Financial Officer
e-mail address: john.schmitz@chsinc.com

with a copy to:

CHS Inc.
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
FAX: (651) 355-4554
Attention: Sr. Vice President and General Counsel
e-mail address: david.kastelic@chsinc.com
3. Borrower’s Representations. Borrower hereby represents and warrants that, after giving effect to this Amendment Agreement and the transactions contemplated hereby, no Potential Default or Event of Default has occurred and is continuing under the Credit Agreement or other Loan Documents.
4. Effective Date. This Amendment Agreement shall become effective on May 19, 2005 (“Effective Date”), so long as on or before that date the Administrative Agent receives (a) an original copy of this Amendment Agreement (or original counterparts thereof) duly executed by each party hereto; (b) proof of the execution of, and satisfaction of all conditions to the effectiveness of, the 2005 Amended and Restated Credit Agreement (Revolving Loans) between the Administrative Agent (as Administrative Agent thereunder and as Bid Agent and as a Syndication Party), each other Syndication Party who is a named party thereto, and Borrower; and (c) payment by wire transfer of each of the costs, expenses described in Section 5 hereof. Upon the satisfaction of all conditions precedent hereto, the Administrative Agent will notify each party hereto in writing and will provide copies of all appropriate documentation in connection herewith.
5. Costs; Expenses and Taxes. Borrower agrees to reimburse the Administrative Agent on demand for all out-of-pocket costs, expenses and charges (including, without limitation, all fees and charges of external legal counsel for the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Amendment Agreement and any other instruments and documents to be delivered hereunder.
6. General Provisions.
     6.1 The Credit Agreement, except as expressly modified herein, shall continue in full force and effect and be binding upon the parties thereto.
     6.2 Borrower agrees to execute such additional documents as the Administrative Agent may require to carry out or evidence the purposes of this Amendment Agreement.
     6.3 The execution, delivery and effectiveness of this Amendment Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Syndication Party under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents, and the Credit Agreement, as expressly modified hereby, and each other Loan Document are hereby ratified and confirmed and shall continue in full force and effect and be binding upon the parties thereto. Any direct or indirect reference in the Loan Documents to the “Credit Agreement” shall be deemed to be a reference to the Credit Agreement as amended by this Amendment Agreement.
7. Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.
8. Counterparts. This Amendment Agreement may be executed in any number of counterparts and by different parties to this Amendment Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by a party by telefax, facsimile, or e-mail transmission of an Adobe® file format document (also known as a PDF file) shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this Amendment Agreement by telefax, facsimile, or e-mail transmission of an Adobe® file format document also shall deliver an original executed counterpart of this Amendment Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment Agreement.
[EXECUTION PAGES BEGIN ON THE NEXT PAGE].

     IN WITNESS WHEREOF, the parties hereto have caused this Seventh amendment to Credit Agreement (Term Loan) to be executed by their duly authorized officers as of the Effective Date.

BORROWER: CHS INC., a cooperative corporation formed under the laws of the State of Minnesota
By:
	Name:	John Schmitz
	Title:	Executive Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT: COBANK, ACB
By:
	Name:	Michael Tousignant
	Title:	Vice President

SYNDICATION PARTY: COBANK, ACB
By:
	Name:	Michael Tousignant
	Title:	Vice President